Exhibit 99.1
Clarivate Announces Change in Leadership Structure
Gordon Samson appointed Chief Product Officer; Mukhtar Ahmed leaving Clarivate

London, U.K., January 10, 2022 -- Clarivate plc (NYSE: CLVT), a global leader in providing trusted information and insights to accelerate the pace of innovation, today announced that as part of its One Clarivate Vision to put even greater focus on its customers and solutions, effective February 1, Gordon Samson will become Chief Product Officer. Samson, who is currently President of the IP Segment, will support the four Clarivate customer verticals in this newly created and focused role. With this change, Mukhtar Ahmed, President of the Science Segment, will be leaving the company. Ahmed will work with Samson on the transition of the Science team and the ProQuest integration until April 1, 2022, then will remain in an advisory role to the company until his departure on October 1, 2022.

“The creation of the Chief Product Officer role is part of our continuing efforts to further evolve our organization to be focused outside-in on our customers and the complete portfolio of solutions we have to offer them,” said Clarivate Executive Chair and Chief Executive Officer Jerre Stead. “I’m very pleased that Gordon has agreed to step into this role as I know he will help us continue to drive growth and success in our business, while enhancing our focus on bringing industry-specific, end-to-end solutions for our customers.

“I want to thank Mukhtar for all of his contributions to our success over the past few years,” Stead added. “He helped us make transformational strides with our product innovation and with the release of many great products within the Cortellis, HDS and Web of Science portfolios. His role on our executive leadership team helped drive our strategy, refine and improve our processes, and create value for our shareholders and colleagues.”

Samson joined Clarivate in October 2020 with the acquisition of CPA Global, having joined CPA Global in 2014 as Chief Operating Officer. He has more than 30 years of experience in B2B and has held senior executive roles with both operating and P&L accountability for more than 20 years.

About Clarivate
Clarivate™ is a global leader in providing trusted information and insights to accelerate the pace of innovation. Our mission is to help customers solve some of the world's most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions in the areas of science and intellectual property. We help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Category: Executive
Source: Clarivate Plc

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